Exhibit 26

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 1-A of our report dated December 30, 2025, relating to the financial statements of Regen Biopharma, Inc. and Subsidiary (the “Company”) for the year ended September 30, 2025 and 2024 and to all references to our firm included in this Registration Statement.

BCRG Group

Irvine, CA

January 6, 2026